Exhibit 99.2

TRANSCRIPT

Sanderson Farms, Inc. Earnings Call

February 27, 2020    10:00 CT

C O R P O R A T E P A R T I C I P A N T S

Joe F. Sanderson Sanderson Farms, Inc. - Chairman & CEO

Mike Cockrell

C O N F E R E N C E C A L L P A R T I C I P A N T S

Adam Samuelson

Ben Bienvenu

Benjamin Theurer

Eric Larson

Heather Lynn Jones Heather Jones Research LLC - Founder

Ken Goldman

Ken Zaslow

Lampkin Butts Sanderson Farms, Inc. - President & Director

Mike Piken

Peter Galbo

Robert Moskow

P R E S E N T A T I O N

Operator^ Please standby, we’re about to begin. Good day and welcome to the Sanderson Farms Incorporated First Quarter 2020 conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe F. Sanderson^ Thank you. Good morning and welcome to Sanderson Farm’s First Quarter Conference Call. This morning we announced a net loss of $38.6 million or $1.76 per share for our first quarter of fiscal 2020. This compares to a net loss of $17.8 million or $0.82 per share for our first quarter of fiscal 2019. I will begin the call with comments about general market conditions and grain costs and then turn the call over to Lampkin and Mike for a more detailed account of the quarter. Before we make any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell^ Thank you, Joe, and good morning everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. Examples of forward-looking statements include statements regarding supply and demand factors future grain and chicken market prices, economic conditions production levels, and our future growth plans. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent Annual Report on Form 10-K and on the company’s quarterly report on Form 10-Q for the quarter ended January 31, 2020, which was filed with the SEC this morning.

Joe F. Sanderson^ Thank you Mike. The results for the first quarter reflect continued challenging market conditions for products produced for food service customers at our plants processing a larger bird, demand for retail grocery store customers has remained stable and that stability is reflected in overall average chill pack prices there were slightly higher than during last year’s first quarter. On the other hand market prices for boneless breast meat, chicken tenders and boneless thigh meat sold to food service customers were lower compared to last year’s first quarter and in fact quoted boneless breast meat market prices fell to all time lows in January and remained there into February. Those prices have moved higher over the past week. However, cash market prices for corn were higher during the quarter compared to last year, while soybean meal prices were lower. Our feed cost per pound of chicken process were higher by 1.53 cents per pound when compared to chicken processed when compared to the first fiscal quarter of 2019. Both corn and soybean balance tables are healthy as we head into the 2020 planting season but corn basis remains much higher than last year. As a result, we have bought little corn basis past April while we have most of our soybean meal basis bought for the full fiscal year. The next events that will impact grain markets are the South American harvest and the March 31 planting intentions report. The South American harvest is progressing very well and expectations now are for good crops from the region. At its 2020 agricultural outlook forum last week, the USDA estimated corn acres in 2020 will be 94 million acres versus 89.7 million acres last year and that acres planted in soybeans, would be 85 million acres versus 76.1 million acres last year.

Joe F. Sanderson^ It is not unusual for the USDA to significantly revise its outlook before the March 31 planning intentions report. So we will be watching for that report. We have priced our grain needs through March, have bought substantially all our soy meal basis for the full fiscal year, but have low corn basis priced past April. Based on our costs through the first fiscal quarter and what we have priced so far, when combined with prices we put at locked in for the balance of the year at yesterday’s close, our grain cost for fiscal 2020 would be flat with fiscal 2019 based on 2019 volumes.

I’ve told our shareholders at our Annual Meeting two weeks ago that, in addition to grain crops in South America and the planning intentions of United States farmers, we are focused on several things as we start fiscal 2020. We will of course watch chicken production numbers. The USDA is projecting that our industry will produce 4.3% more chicken during calendar 2020 than last year, which will compete with more pork as well. According to USDA data, food placements are higher by over 2% in recent months and egg sets and chicks placed are trending higher by 4% compared to last year. I have several reasons to remain optimistic about 2020. First, we are operating well in all areas of our business. While our model of selling fresh chicken at market prices does not compete when commodity market prices are at historic lows, both our live production in our processing divisions start the year in a very strong position. Second, I believe grain markets will at worse be benign. Finally, while market prices for boneless breast meat produced at our plants processing larger birds for food service customers remain under pressure and market conditions during our first fiscal quarter were very challenging, we continue to be positive about our opportunities in both domestic and export markets over the next year. With respect to domestic markets, we expect to see continued favorable demand in retail grocery stores. Chicken remains favorably priced compared to other proteins and we believe that that dynamic will continue. We also believe we will see improved demand from food service customers supported by an increase in promotional activities at quick service restaurants for chicken. With respect to the export markets, the outbreak of African swine fever in China has affected the worldwide supply of pork creating a significant protein deficit that should ultimately benefit both in markets in the United States. At the end of 2019, China lifted a nearly 5-year ban on the import of United States poultry and we resumed shipments to China almost immediately.

Since the ban was lifted, we have shipped or have customer orders for approximately 18 million pounds of chicken products including dark meat parts to China. This includes 137 loads of dark meat and 283 loads of chicken feet. We continue to receive strong indications of interest for our products from buyers in China and we were pleased to see the recent announcement regarding the reduction of tariffs on United States poultry, which should further support our business. While the devastating coronavirus is currently disrupting the markets, depressing demand and negatively affecting shipping logistics, and slowing China’s economic growth rate, we believe demand for protein from China is strong and we expect to benefit in 2020 from the return to an open market. Finally, we will focus our efforts on our growth, operations in Tyler will reach near full production by August of 2020, and we are seeking a new site for our next plant. At this point, I will turn the call over to Lampkin for a more detailed discussion of the chicken markets and our operations during the quarter.

Lampkin Butts^ Thank you. Joe. Good morning, everyone. Overall market prices for poultry products were higher by 2.58 cents per pound or 4% during the quarter when compared to our first quarter of last year. Overall average market prices for chill pack products reflected good demand during the quarter and averaged just under a penny higher per pound during the quarter compared to the first quarter of fiscal 2019 based on mix improvements. Chill pack prices were lower by quarter of a cent per pound sequentially again mostly only on mix. (Inaudible) prices during our first quarter averaged 31.5 cents per pound compared to 25.7 cents per pound last year.

The final number for calendar 2019 shows the volume of all (inaudible) exports was higher by one half of one percent compared to 2018. The average quoted market price for jumbo wings was higher during our first quarter compared to last year and reflected a good Super Bowl season.

Jumbo wing prices averaged $1.61 per pound during the first quarter this year compared to $1.56 per pound during last year’s first quarter. Boneless breast prices averaged $0.92 during this year’s first quarter, compared to $0.95 a pound last year. We sold 1.15 billion pounds of poultry products during the first quarter, an 8.2% increase from the 1.06 billion pounds sold during last year’s first quarter. Our live weights went up from 1.06 billion to 1.17 billion pounds. That is 3.3% higher than our guidance for pounds processed during the first quarter as both the number of head processed during the quarter and (inaudible) were higher than our estimates.

We expect to process approximately 1.23 billion pounds during our second quarter, up from 1.08 billion pounds processed during last year’s second quarter. We expect to process approximately 1.29 billion pounds in Q3 and 1.27 billion pounds in Q4. Prepared chicken sales were 51.6 million, down 6 million or 10.5% on 4 million fewer pounds sold. Our average sales price per pound of prepared chicken was higher, about 5.3 cents per pound (inaudible). We remain focused on our operations during the quarter and we will maintain that focus as we move Tyler to full production in April. As Joe noted, our big bird product mix is a challenge in the environment we faced in November through February, but we will continue to look for efficiency improvements and do everything we can to meet our goal of performance at the top of the industry.

At this point, I’ll turn the call over to Mike to discuss financial statements.

Mike Cockrell^ Thank you. Lampkin. Net sales for the quarter totaled $823.1 million and that’s up from $743.4 million for the same quarter last year. Our net loss of $1.76 per share during the quarter compared to a net loss of $0.82 per share during last year’s first quarter. Our cost of sales of poultry products for the first three months ended January 31 as compared to the same period a year ago, increased 17.9%. This increase was a result of more pounds sold and an increase in the average cost of goods sold. Ramp-up inefficiencies at Tyler and additional cost inherent in the tray pack plant accounted for 1.2 cents per pound of our higher cost of goods sold compared to last year’s first quarter. We expect to get three quarters of one cent of that back by September 2020. Non-feed related COGS were higher by $74.3 million or 2.7 cents per pound compared to last year. Several factors contributed to this. First, lower than capacity volumes impacted cost per pound. The Brazos and McComb plants were down a week during the quarter for the installation of new equipment. Labor costs were up $31.7 million or 1.67 cents per pound compared to last year and fixed costs were higher by $8 million or just under one-half of a cent per pound as we have begun depreciating some of the equipment we’ve been adding to the plants over the last year. The change in benefit of the reversal of the fiscal year end LOCOM adjustment was 2/3 of a cent higher in Q1 2019 than this year. Our feed cost per pound of poultry products processed were higher at 25.97 cents per pound compared to 24.44 cents per pound last year, while our cost per pound of poultry products sold were higher by 5.5 cents per pound. Our sales price per pound of poultry products increased only 4% or 2.58 cents per pound compared to last year and this combination obviously resulted in lower operating margins during this year’s first quarter.

SG&A expenses for the first fiscal quarter of 2020 were $9 million lower than the same three months a year ago. This decrease compared to last year is the result of a $1.4 million reduction in trainee costs, the elimination of $9.3 million in Tyler startup cost and lower stock compensation expenses.

These reductions were offset by higher legal and other expenses. We’re modeling $50 million for SG&A expenses in Q2, $50 million in Q3 and $52 million in Q4 and these estimates include no accrual for a potential ESOP contribution or bonus awards. We spent $71.2 million on CapEx during the first quarter and we’ve approved $203.8 million in CapEx for the 2020 fiscal year.

The fiscal 2020 capital budget currently includes $40 million for several large scale equipment upgrades at our processing plants in Bryan, Texas. McComb, Mississippi and Moultrie, Georgia. We’ve also budgeted $15 million during fiscal 2020 for a new hatchery under construction right now in Jones County, Mississippi and that will replace the Laurel, Mississippi hatchery. Our depreciation and amortization during the first quarter totaled $36.7 million and we expect approximately $154.6 million in depreciation for the full fiscal year. And Rachelle that is all my remarks and you can now open the call for questions.

Operator^ Thank you. The question and answer session will be conducted electronically. (Operator Instructions) and our first question today, we’ll hear from Heather Jones with Heather Jones Research. Please go ahead.

Heather Lynn Jones^ Good morning, and I apologize for the background noise. I’m in a airport.

Good morning. I wanted to ask a quick question about, on the cost. Using the pounds which you all are projecting for Q2 and given some of these conversions are over, how should we be thinking about non-feed cost per pound in Q2?

Mike Cockrell^ Yeah. The labor is baked in Heather. That’s not going anywhere. You’re going to get back the inefficiencies at Tyler three quarters of the cent a pound. You’re going to get a little bit of that back in Q2, your volumes are going to be higher, which are going to help. You might model a penny lower, but I wouldn’t model any lower than that. And then you’re going to get some more back in Q3.

Heather Lynn Jones^ Okay. And then going to China. Talking about the tariff reduction that they announced. Now, my understanding is that the different distributors have to apply for that and then they are awarded it. It’s not like a blanket, it’s not like a blanket waiver, is that, is that correct?

Joe F. Sanderson^ That is correct.

Lampkin Butts^ China published a list of things that they dropped the tariffs off completely. Poultry was not on it, but they allowed the importers to apply for that tariff exemption, which the ones we deal with have all applied for.

Heather Lynn Jones^ So the ones you deal with you said have all applied for a waiver and they’re (inaudible) waiver?

Lampkin Butts^ (Inaudible) up to 30% that is still in place.

Heather Lynn Jones^ Okay, and given that waiver, I mean how competitive is US product into China right now?

Lampkin Butts^ Well, it’s pricing in. If they drop the 30%, it’s just going to be more, that much better for us. But we’ve got product on the water so it’s competing.

Heather Lynn Jones^ And then my final question is on the strength that we’ve seen in the BSB market of late. Is that, in your view, is that mainly just seasonal strength or have you started to see any of the QSRs step in and buy for their anticipated needs? Like what do you think is driving this recent strength?

Joe F. Sanderson^ I think it’s several things. I think with the price of boneless right now, I think it’s bought some market share. We are exporting a good bit of boneless into Mexico right now. Brazil has no quota right now to ship any boneless into Mexico. And with our price, the U.S. is shipping a good bit of boneless. We believe that further processors are buying a good bit of boneless at these prices and fabricating and putting boneless away right now in anticipation of higher prices. We also believe without knowing that there may be some quick service restaurants putting some product up for features that are going to break in the spring. I think all those dynamics are happening.

Heather Lynn Jones^ Okay, perfect. Thank you so much for the color.

Joe F. Sanderson^ Thank you.

Operator^ And next we’ll move to Peter Galbo with Bank of America.

Peter Galbo^ Hey guys, good morning. Thank you for taking the question. Joe there were some reports out this morning that some of the ports in China have actually started to lower the wait times to offload product from ships and I’m just wondering from any of the importers that you have spoken to just over the past couple of days, have you heard about any incremental easing as people are returning to work that they’re actually able to move more product through the ports in a more orderly fashion?

Joe F. Sanderson^ Well, it’s gotten better.

Mike Cockrell^ I asked Anthony this morning. He had not heard anything because I saw that same report Peter but I hadn’t heard that from our guys.

Lampkin Butts^ I haven’t heard anything in the last couple of days. But I will say it’s a little slower getting stuff out of the port. We’ve had everything we shipped – it’s on schedule it’s gotten in. Except we had four loads diverted to a different port in Korea to unload, but everything else has gotten in.

Joe F. Sanderson^ Yeah. But out of all we shipped over there, and we started shipping right at the first of December, and we’ve only had four vessels that were diverted and we’ve probably, I don’t know how many landed, but we got, and they may go from one port in China to another port in China, but we’ve gotten almost every one of ours in and it’s kind of getting back, getting slowly back to normal.

Peter Galbo^ Got it. No, that’s really helpful. And just a quick clarification on the tariff comment. Is it your understanding that the waiver as your importers apply for it would go to that 0% effective March 2nd similar to the other proteins? That would just be helpful to clarify. Thanks.

Lampkin Butts^ Well, if approved, we don’t know about the approval yet but it’s my understanding it would happen quickly if they’re approved. If China approves it.

Peter Galbo^ Got it, okay. Okay, that’s helpful. Thank you guys. Thank you.

Operator^ Next I move to Ken Goldman with JP Morgan.

Ken Goldman^ Hi, thank you for the question. I have two quick ones. One, what’s your appetite for buying back stock at these levels? And two, is there any reason to expect earnings to be anything other than positive in the second quarter as you see it right now? I feel like Ken Zaslow asking these (inaudible) bottom line questions, so I’ll steal some of his thunder.

Joe F. Sanderson^ I’ll give you the first one. I’d rather build a plant than. . . Isn’t it $70 to $75 dollars, $80-something where you’d buy stock rather than build a plant? I think that’s the target the last time we looked at it. And at these prices you’re better off building a plant. And what was the second question?

Mike Cockrell^ To that point too Ken, we bought stock back - 850,000 shares back at $100 and we never borrowed money to buy back stock. I understand your question. $128 kind of lights you up a little bit but we hadn’t borrowed money to do that in the past and then the second question. Second quarter. You’re making us predict 6 months (inaudible).

Joe F. Sanderson^ I don’t have a clue about that. Selling breast at 70 cents a pound doesn’t work.

Mike Cockrell^ I will observe this, you probably noticed that we did not book a lower of cost or market entry at the end of the first fiscal quarter. But we obviously think it’s going to be much improved, but don’t know about -

Joe F. Sanderson^ We’ve got March and April to go and boneless has got to improve. Dark meat is improving. March - dark meat is going to be better than February. But boneless has got to get up. We can’t sell boneless for 68-70 cents a pound and we have seven plants deboning. Doesn’t matter what we pay for corn when you’re selling boneless at 70 cents a pound.

Ken Goldman^ Understood. Thanks guys.

Joe F. Sanderson^ You bet.

Mike Cockrell^ Thank you Ken.

Operator^ Next we’ll move to Benjamin Theurer with Barclays.

Benjamin Theurer^ Hey, good morning Joe, Lampkin, Mike, thank you for taking my question. So I wanted to follow up and put a little bit into perspective, what you’ve been shipping to China. So you’ve mentioned in the press release and in your prepared remarks that you’ve have shipped approximately 18 million pounds.

How has been the velocity of shipments over the last 4 to 5 weeks since a more severe Corona virus outbreaks in some of the delays in the offloading in China? Have you continued to ship, have you slowed down shipments? Because I remember you gave guidance last quarter call in December on your potential benefits from the chicken feet, sending, shipping them over, but so just to understand if there is going to be a revision on that number because of lower levels of shipment.

Lampkin Butts^ No, we continue to ship. We haven’t slowed down anything. And as I mentioned earlier, everything we’ve gotten over there has gotten into the country. So we haven’t slowed down.

Benjamin Theurer^ Okay and how is your progress on getting the quality of the parts because that was one of the discussions we had two months ago on the grade A. Where do you think your target is going to be? Have you started to further improve that work on that? Just to get a feel of what the potential volume could be.

Lampkin Butts^ Yes, it’s gotten better. We’ve still got some work to do, but it’s slowly gotten better in terms of the plants being trained to pack them and the quality coming out of the houses, but it’s not up to where we wanted across the board. And I don’t know if we recalculated our - what that paw market is worth to us, what we’ve done so far, market prices. We can recalculate that. We haven’t done it.

Joe F. Sanderson^ Today pre-tax it’s $65 to $70 million and we could add $30 to $40 million to that, if we can get everything right, the paws coming out of the boiler house and the grading in the plants, we can add $30 to $40 million to that we believe.

Benjamin Theurer^ Okay. Now, that $65 to $70 million is that for fiscal 2020 or is that an annualized figure. That’s fiscal 2020.

Joe F. Sanderson^ That’s annualized.

Benjamin Theurer^ Okay, perfect. Well, thank you very much for that.

Joe F. Sanderson^ Thank you Benjamin.

Benjamin Theurer^ Thanks.

Operator^ And next we move on to Ben Bienvenu with Stephens.

Ben Bienvenu^ Hey, good morning.

Joe F. Sanderson^ Good morning, Ben.

Ben Bienvenu^ Mike, I think you made some comments around McComb and Brazos being down in the quarter for equipment upgrades. I think Moultrie is supposed to be down a week in 2Q (inaudible).

Joe F. Sanderson^ It’s done.

Ben Bienvenu^ It’s done, okay. Are there any other scheduled maintenance upgrades or equipment upgrades?

Joe F. Sanderson^ We had Waco and Palestine to put some dark meat deboning in, but we have delayed that primarily because of China business and so we don’t have anything else scheduled right now.

Ben Bienvenu^ And then, Joe, you mentioned it’s been difficult to price your corn basis. Any thoughts on when you think that improves? I’ll leave the question there, keep it simple. Simple question, hard answer.

Joe F. Sanderson^ I don’t know. We booked April yesterday. We went out first of the week and sought basis through July, corn, basis through July and it was still sky high and we just booked April. And my thought is perhaps it might get better when the March 31 planting intentions come out. And if it comes out with a big number - 92, 93, 94 million acres - that might break something loose. But if not, I’m going to buy a hand to mouth. I have no need to go out - I mean the basis is high – as high as I have ever seen and in the East for Kinston and Adel it’s sky high. Because they have, they have a small crop out of Ohio and Indiana. I understand that, but not in the Midwest. I don’t understand Illinois and Nebraska. But the farmers are – I understand the farmers being upset about prices on the Chicago Board of Trade, the price has been low for them since 2012 and they’re hurting. And I got that but, I’m selling boneless breast for 70 cents a pound.

Mike Cockrell^ You feel their pain?

Joe F. Sanderson^ I empathize. But I’m not going to pay—

Mike Cockrell^ But you have to sell it.

Joe F. Sanderson^ Yeah. I can’t store mine.

Ben Bienvenu^ Fair enough. Thank you all.

Operator^ And next we’ll move to Robert Moskow with Credit Suisse.

Robert Moskow^ Hey guys, thanks for the question. This is Jay Nebosh on for Rob. Just a quick question on pricing. You know, you mentioned that food service specifically quick serve demand should ramp up this year seeing some promos in the spring. Can you just provide some color on, I guess how this would exactly benefit the overall chicken pricing environment considering and, correct me if I’m wrong, but most of the quick-serve supplies are from smaller birds and it’s a way smaller portion of total supply growth. So I guess what would happen with the bigger bird supplies and would that continue to pressure pricing? I’m just trying to get some, just some color on, just how pricing would improve for quick serve.

Lampkin Butts^ In the past, we’ve seen the best Urner Barry market prices for boneless skinless breast. The breast sandwiches or new breast items are featured heavily on television nationwide. We’ve seen that when McDonald’s and Burger King and Wendy’s, when they’re all promoting we see enough demand for boneless breast and I’m talking about out of a jumbo plant, that it moves the market. And those three I mentioned, we don’t sell any of them directly, but when they’re buying and selling a lot of product through the restaurants, the markets respond to that.

Joe F. Sanderson^ You can take breast out of our plants, out of a 9 pound, 9 and a quarter pound chicken and fabricate a 4-ounce piece of chicken out it. That’s what happens a lot of times. When there is not enough of the 7.5 pound chicken or – they’ll take our our boneless and cut that 4, 4.5 pounds portion out of our boneless.

Mike Cockrell^ We’ve seen some of that. We’ve actually sold some to fabricators who have turned around and sold it to another fast food company that’s got a really popular sandwich right now.

Lampkin Butts^ But even that breast meat was made out of a 6.5 to 7 pound, not a small bird.

Robert Moskow^ Yeah, super helpful. Thank you. Just a follow-up, just kind of an overall supply question for the market. When should we expect to see the elevated supply levels kind of taper off? The 4% is kind of the high end of the range. Yes. Is it largely coming from capacity expansion, and if so, when should we see that expansion kind of taper off? Just in terms of from what you can tell. When should we see more balanced supply demand dynamics?

Joe F. Sanderson^ I think what is likely to happen is, I think China and the China business and what we believe is going to happen in quick service restaurants is going to bail the industry out, and 4% would be too much along with the pork. And that’s too much protein. But we’re probably, the industry is probably going to get bailed out because of the export market and because of the feature business that we think is going to happen. Now when that export market disappears, whenever that is, and I don’t know when that’s going to be, and when this feature business disappears, and I don’t know when that’s going to be, and all that meat stays, and you will go through a period of losses, and when that happens, that’s when the 4% will disappear. There will be a time of challenge and that’s when the 4% goes away, but I think the industry is likely to get bailed out this year because of extraordinary circumstances in China and the Popeye’s chicken sandwich is going to be a catalyst for other chicken sandwiches and I think events are going to bail the industry out in 2020.

Robert Moskow^ Got it, okay. I guess, I was more focused on specifically supplies in terms of, is the 4%? Do you think is that largely the elevated number there? Is that largely coming from capacity expansion or is that just more utilization of existing, existing plants, and I guess if it is from expansion, when should we see that kind of taper off if you have, if you have any color, that’d be helpful. Thank you.

Joe F. Sanderson^ Well, I think it’s from expansion, if you look at chick placements and egg sets, it’s run about 8 million a week, and half of that was announced, that is Sanderson, Mountaire, COSCO, Simmons, and our neighbor up in North Carolina – Raeford, about half of that. You can account for that. And Cook and Wayne added lines and that will account for about roughly about 4 million a week. All that put together roughly. And then there is another 4 million that just showed up 7.5 to 8 million a week, eggs and chick placements. And so that’s people that have just either – they didn’t announce, they just showed up and that’s people that have either run their lines from 140 to 175 or added a line or something nobody knows about. So that is the result of tremendous profitability in 2014, 2015, 2017, wanting to expand. And that’s what they did. And so what’s going to stop that is red ink and when that happens it will go away. And I think 2020, industry is going to get bailed out. Maybe 2021 as well.

Robert Moskow^ Yeah, okay. Yeah. Thank you very much. Appreciate it.

Joe F. Sanderson^ You bet.

Operator^ And next we’ll move to Eric Larson with Buckingham Research.

Eric Larson^ Yeah. Good, good morning everyone and thanks for taking my question.

Joe F. Sanderson^ Good morning Eric. You bet.

Eric Larson^ So a couple of things. I’m curious on the persistent increase in weights. Is the industry holding back a little bit? Joe, hoping that they get a perennial increase in price and it’s a little bit sort of inconsistent with what we hear that your quality of grain feed, your corn is not quite as good this year. So you actually have to feed more grain. So I guess could you talk about the persistent increase in weights that we’ve seen and what happens there.

Joe F. Sanderson^ Well, we have had a very mild winter and our weights at our company got way out of line in January and so we had to run probably three Saturdays at our big bird plants to get our weights back down to our target weight and our weights are back to normal and I believe we’re at least a day younger maybe be two days younger right now than we were a year ago on our big birds, but our conversion rates are just spectacular right now. I don’t know what, corn and soy, I hadn’t heard Amy say anything, I mean it’s. . . Yeah, I don’t think our corn and soy is fine. Yeah. But I think the industry ran a lot. I think that’s what happened in January to boneless breast, the industry had run a lot of Saturday’s to get their weights down a little bit but, the weights we see indicate the industry has a heavier bird particularly in the big bird deboning region, or segment, definitely has a bigger bird in that category.

Eric Larson^ Got it. Okay. Yeah. So maybe if the whole industry has experienced this kind of very mild winter and they’re trying to do this catch up and stuff here as well, when you kind of look at, you’ve drifted up in boneless over the last 2-3 weeks a bit, but you’ve drifted down in wings, which is kind of counter seasonal, because you’re going into March Madness and that is when you generally get that big wing demand and so we’ve seen a little bit of drop in I think in quarters and in wings recently and maybe this is, the weakness here near term is just maybe a blow off of people trying to catch up with weights across the industry. Is that that possible?

Joe F. Sanderson^ Yes. Quarters are going up right now by the way. March leg quarters are going to be up to 3 to 4 cents a pound, don’t know about wings yet. They haven’t made a move yet. Boneless and leg quarters, though, are both going up and wings haven’t done anything. We think they’ve bottomed out.

Eric Larson^ Got it.

Lampkin Butts^ We’re a little too early for March Madness to hit the wings, but it’s coming.

Eric Larson^ Yeah, I would, I would assume that you’re probably getting pretty close to that because you’re only a couple Saturdays, Sundays away here from selection day and I would imagine you need a couple of weekends’ prep, to get that. But the final question that I have here and we get this cold storage data, I’m not sure how relevant it is and I think, Mike you made a comment to me once that you thought that maybe also in pork that there is a bunch of meat that’s going into cold storage sitting in ports in New Orleans, it’s already tagged, maybe already sold for shipment, but it’s getting caught up in and tallied up in this cold storage number it’s maybe be distorting the numbers. How do you feel about, I mean does that make sense? How should we think about that?

Joe F. Sanderson^ I think cold storage data is important and I wish I had bought that with me. It’s on my desk. First thing I’m doing in that cold storage thing is look at that last category, Other, and I take that off, and almost half of that 950,000 pounds, 1 million, billion whatever it is, 950 million is “other” and we don’t know. We think that is an error, and I don’t think anybody knows what that is.

Lampkin Butts^ When we see that total number running 950 or above, we think that’s too much and it sort of matches up with the cold storage as we deal with they all busting at the seams. They’re all full. The total makes sense. I don’t know that they report the categories right.

Joe F. Sanderson^ I don’t either. The breast meat is too high, it’s too much, but we pack, beginning in November, we packed frozen breast meat for one of our customers and every year when the market gets down to these levels, they put boneless breast meat, a further processor, puts this boneless breast meat in the freezer, that he will pull out in spring, when boneless is 68, 70 cents a pound, he will pull that out when boneless breast meat goes to $1.20, $1.30, he will pull it out and run it and further process it, so it doesn’t surprise me, and the leg quarters, that doesn’t bother me, because I think that is staging to go to China. I can understand breast meat and I can understand the leg quarters.

Eric Larson^ Okay.

Joe F. Sanderson^ The other category is the one, nobody knows what it is, that is the one that bothers me a little bit. I do think that is significant and it could be this other category that may be something, you know, that is supposed to be chicken wadles and stuff like that. It can’t be that many, it can’t be that. It’s got to be something else.

Eric Larson^ Got it. Yeah, that’s very helpful. I mean, I mean, it’s something that I watch pretty closely too so I pulled it up while we were talking and, you’re right, about half of that increase in the last report it was in that other category. So if that’s a mystery to you, it’s certainly a mystery to us.

Joe F. Sanderson^ I think that’s the one that is, I don’t know what that is.

Eric Larson^ Got it. Okay. Yeah, thanks guys, I appreciate all the insight here.

Joe F. Sanderson^ You bet. Thanks Eric.

Operator^ Next we’ll move to Mike Piken with Cleveland Research Company.

Mike Piken^ Thanks guys. Chris (inaudible) on the line for Mike. I am taking a longer term. Good morning. Taking a longer-term view, do you guys think maybe the Corona virus creates the situation in China, where they are more dependent on imported proteins than previously thought?

Mike Cockrell^ I’ve read, I’ve seen that theory batted around. You know at the end of the day it’s unprecedented and by definition that means we don’t know exactly how is going to play out, but the theory is the province where they’ve had most of the problems and where the quarantine has been most severe is where a lot of chickens and other protein are processed and they haven’t been able to get feed in there to feed the animals and the wet market is going to be closed. Yeah, I mean I think theoretically, that makes sense, but at the end of the day let’s wait and see.

Joe F. Sanderson^ If they want to do it, they can go to commercial, they can go to a large-scale commercial chicken processors.

Mike Cockrell^ Yes and sell the live birds?

Joe F. Sanderson^ No, they can go to a commercial poultry industry in China over the long term. Yes. For a short-term they will have to import. They could develop a commercial industry. Close the wet markets and go to a commercial pork and commercial poultry industry, but for the short term over the next three, four, five years, but the problem they have is they have avian influenza and multiple serotypes. That’s their danger.

Mike Piken^ Fair enough. Thank you. The second one is, you guys mentioned the new plant. I guess given the tightness in small bird and the relative strength in that category, are you guys maybe looking to add in the small bird category, or how are you guys thinking about where you guys want to add capacity, (inaudible) once you guys, kind of, choose location.

Joe F. Sanderson^ We would add either tray pack or big bird deboning, we would not do small bird.

Mike Piken^ Fair enough, thank you.

Mike Cockrell^ Absolutely. Thank you.

Operator^ We’ll next we will hear from Adam Samuelson with Goldman Sachs next.

Adam Samuelson^ Yes, thanks, good morning everyone.

Joe F. Sanderson^ Good morning Adam.

Adam Samuelson^ So maybe first, Joe, you alluded in one of the earlier questions to exports and QSRs bailing out the industry this year, I mean how do you frame what bailing out, is bailing out just meaning avoiding losses or does bailing out in your mind mean prospects of above long-term average margins? I mean there is just a wide range of outcomes of how volatile pricing has been, and if we could just narrow, kind of, what that could be.

Joe F. Sanderson^ I think that the China exports could probably take all of this 4% expansion in pounds, and it’s going to be dark meat primarily, and I think they could take all of the expansion in pork. And by taking those extra pounds off the market, once it gets going, that’s going to do two things: takes the dark meat out of the U.S., and it takes the pork. That’s going to help two ways: it’s going to help us at retail, taking the pork, and it’s going to help us by having, the industry I’m talking about, by taking the dark meat. I also think, I believe, they’re going to be features at QSR on chicken sandwiches. I think they have to get in the ballgame. I don’t have any inside information on that, but I think they cannot allow, competitors cannot sit still and let two people dominate the chicken sandwich segment, the other players have to be relevant in that. And so that’s why I said what I did.

Adam Samuelson^ Okay. No, that’s very helpful color and then my second question was on the retail market and just how you’ve kind of alluded to a balanced kind of supply, demand and pricing mostly on mix is up modestly, but I’m just trying to get a sense as you look forward for the next kind of couple of months how kind of feature planning is going looking at the USDA data year-to-date. It seems like feature activity is pretty similar to last year. I’m wondering what you’re seeing in engagement with retailers if you think there is a pick-up coming that could take some more breast meat off the market. Thank you.

Lampkin Butts^ I think seasonally, I think we will get seasonally better demand and better feature activity at retail.

Joe F. Sanderson^ It hadn’t been, it has not been, it has not been great, to tell you the truth. We got first of January like we always do, right after Christmas, but February has been pretty slow. If this pork gets exported like we think it will, that’s going to help us a great deal, but hog prices are very cheap and it’s hurting us with features at grocery stores right now. It has been very slow in February. Prices have held up, but we are not getting, February we’re getting very little feature activity.

Adam Samuelson^ That color. . .

Lampkin Butts^ We need to get past Easter. It will be better after Easter, I think.

Adam Samuelson^ Okay. That color is super helpful. I’ll pass it on. Thanks.

Joe F. Sanderson^ You bet. Thank you.

Operator^ And next we’ll move to Ken Zaslow with Bank of Montreal.

Joe F. Sanderson^ Good morning.

Ken Zaslow^ Just a couple of questions, follow-ups, more than anything else. When you think about production levels, what is your full-year production and how do you think it breaks down between the first half and the second half?

Lampkin Butts^ Production levels first half versus second half.

Ken Zaslow^ Yeah.

Joe F. Sanderson^ I think they are going to be the same.

[Cross-talk.]

Mike Cockrell^ Are you talking about the industry production?

Ken Zaslow^ The industry production for the year, my understanding is there is a lot more plants coming on in the front half and then maybe slow down, but I don’t know if you believe that or not. There is a couple of theories out there.

Joe F. Sanderson^ If the industry is profitable, which I think it will be, you know after April, May, breast prices and leg quarters do what we think they are going to do, I think you will have the same, you’ll have this 4% increase all year.

Ken Zaslow^ Okay. You keep on referring to the idea that you want to build more capacity that’s always been a long-term thought. Recently though you said there has been a labor constraint in the ability for you to get (inaudible). Has that changed or do you feel the easing of that where there is a great probability that you will be able to (inaubible) a plant?

Joe F. Sanderson^ Well, we hadn’t been able to find a site with ample labor yet, but there are 50 things we look for. One of the things you can do about locating a site, I won’t tell you every thing, but you could go back and look 10 years back and see what the unemployment rate was 10 years ago or 15 years ago and see what historically unemployment was and you might see what the labor was and anticipate that you’re going to have a recession and look at something in the past and not what it is today. And today, everything is hot as a pistol, but you can go back and look and see what it was pre-2007 which was a normal year and see what unemployment was then and labor availability was and look at that and that might give you some idea of what you could expect when the economy gets normal and another thing we look for is an aquifer where we can have a well for our facility and where our growers can drill wells. That’s a couple of things we look for. Our checklist has 50, 50 plus things on it, but those are a couple of things.

Ken Zaslow^ Great.

Joe F. Sanderson^ And right now. Right now, you can’t find any place has plenty of labor. But you can go back—

Ken Zaslow^ That’s what I thought. It just seemed like your tone changed that, given where your stock price is, I think it was one of the first questions that you would prefer to build, but I didn’t know if your tone changed where, hey, we’re finding more opportunities to build. But it doesn’t seem like that has changed, is that fair?

Lampkin Butts^ That’s fair. We want to have a site for the next one. We’re not ready to break ground today.

Ken Zaslow^ My last question is in terms of the logistics of getting product to China, I think you made it pretty clear that you’re still getting products in. Do you think it’s more of a desire and willingness for China to buy, or do you think it’s more logistics? I guess I’m trying to think, I think that’s more the question, because it seems like, ASF is obviously there, but what’s going to give China the desire and willingness to actually really change their direction? Is it more a political relationship with President Trump, or how does that evolve. . . I guess that’s a pretty loaded question, but is it more desire or logistic issues and what’s going to change? And I’ll leave it there.

Mike Cockrell^ You mean, do you mean to go ahead and start pulling product in?

Ken Zaslow^ Yeah, exactly, like really moving exports.

Mike Cockrell^ They need the protein, right now they don’t have the demand that they will because of the Corona virus and people are just now starting to move back around again. They’ve had restaurants. I mean they had local ordinances banning restaurants from opening. They hadn’t needed protein over the last month, because the Corona virus. . .

Joe F. Sanderson^ This is going to grocery, I mean their whole economy is disrupted.

Mike Cockrell^ Once that settles down. . .

Joe F. Sanderson^ They’re going to need more.

Mike Cockrell^ I know there is a big question mark about Corona virus, not just there, but in other places too, but they’re going to need it.

Joe F. Sanderson^ They’re going to need it and they’re going to need more of it.

Mike Cockrell^ They’re going to need more of it than they did.

Ken Zaslow^ Thank you.

Mike Cockrell^ Yeah. Thank you Ken.

Operator^ And that will conclude the question-and-answer session. At this time, I would like to turn the call back over to Mr. Joe Sanderson for any additional or closing remarks.

Joe F. Sanderson^ Good, thank you for spending time with us this morning and we look forward to reporting our results to you throughout the year. Thank you very much.

Operator^ And that will conclude today’s call. And thank you for your participation.